                     AGREEMENT OF SALE

This Agreement is entered into this 13th day of November, 1996, by and between Applied Cellular Technology, Inc., a
Missouri corporation ("Buyer"), Marc Sherman ("Seller") and
Universal Commodities Corp., a New Jersey corporation
("Acquiree").

Whereas, Seller owns 1,000 shares, no par value (the "Acquiree Shares"), of the issued and outstanding common stock of Acquiree (representing 100% of the currently issued
and outstanding common stock of Acquiree).   Seller desires
to sell and Buyer desires to purchase 80% of the Acquiree Shares (the "Sale Shares") such that said acquisition qualifies as a tax free reorganization under Section 368 of the Internal Revenue Code.

Now, Therefore, for the mutual consideration set out herein, the parties agree as follows:

1.   PURCHASE AND SALE OF SALE SHARES.

     1.1 Seller shall sell to Buyer and Buyer shall purchase from Seller the Sale Shares at a closing of such sale (the "Closing") to be held at the place and on the date provided in Section 5 hereof (the "Closing Date").


The purchase price (the "Price") for the Sale Shares shall be such amount of shares of common stock of Buyer (which will be registered by Buyer pursuant to Sections 1.3 and
Section 9 hereof) which have a value of $4,000,000 based on the average closing bid price for such shares on November 7 and November 8, 1996 (the "Valuation Dates"). The Price shall be payable to Seller as follows:

     (a) At the Closing, Seller shall receive 581,818 shares of restricted common stock of Buyer (which will be registered by Buyer pursuant to Section 1.3 hereof) which has a value of $3,200,000 as of the Valuation Dates based on the average closing bid price for such shares on the Valuation Date; and

     (b) Upon the first anniversary of the date of this Agreement, Seller shall receive such amount of shares of restricted common stock of Buyer (which are subject to the registration rights pursuant to Section 9 hereof) which have a value of $800,000 as of the Valuation Dates based on the average closing bid price for such shares on the Valuation Dates plus 5% interest on such amount accruing from the Valuation Dates until the first anniversary of this Agreement, if Acquiree's financial statements reflect that Acquiree has earnings before income tax ("EBIT") equal to at
least $800,000 for such period.   If, upon such first
anniversary of the date of this Agreement, EBIT of Acquiree is less than $800,000, Buyer shall not be obligated to pay Seller pursuant to this Section 1.2(b). Any earnings attributable to entities obtained through acquisitions made by Acquiree or by Buyer on behalf of or for the benefit of Acquiree between the date of this Agreement and the first anniversary of such date shall be used to calculate the EBIT of Acquiree for purposes of this Section 1.2(b). Intercompany charges or management fees (except reasonable charges for working capital infusions) shall not be factored into the calculation of EBIT of Acquiree for purposes of this Section 1.2(b).

     (c)  If, on the effective date of the Registration
Statement (as defined herein) for the shares of Buyer's common stock described in Section 1.2(a), the average closing bid price of such shares decreased by more than 5% from the closing bid price on the Valuation Dates, Buyer agrees to issue additional common shares to Seller to equal the $3,200,000 value as of the Valuation Dates.


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     1.3

     (a) Buyer agrees that it will prepare and file with the Securities and Exchange Commission (the "Commission"), within ten days after the date of this Agreement, a registration statement with respect to the 581,818 shares of Buyer's common stock issuable to Seller pursuant to Section 1.2(a) hereof (the "Registration Statement"). Buyer shall use its reasonable efforts to cause the Registration Statement to become effective within ninety days after the date of this
Agreement.   Buyer shall prepare and file with the Commission
such amendments and supplements to the Registration Statement, including post-effective amendments, and the prospectus used in connection therewith that may be necessary to keep such Registration Statement effective for a period of not less than nine months and to comply with the provisions of the Securities Act of 1933, as amended, and the regulations promulgated pursuant thereto (the "Act").

     (b) Buyer shall use its reasonable efforts to cause all securities registered pursuant to the Registration Statement and Section 9 hereof to be listed on the NASDAQ National
Market system.

     (c) In the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in the Registration Statement, the Buyer will use its reasonable best efforts to promptly obtain the withdrawal of such order.

     1.4 In connection with the Registration Statement filed by Buyer pursuant to Section 1.3 hereof, Buyer shall prepare and file documents under the laws of the State of New Jersey as may be reasonably required to qualify the shares of common stock of Buyer to be delivered to Seller pursuant to this Agreement included in the Registration
Statement for offer and sale in said jurisdictions.

     1.5 After the Closing Date, Buyer shall pay, or cause to be paid, to Phillip Sherman and Lillian Sherman, collectively, $1,500 per week until such time as both are deceased. Upon the death of either such person, the full payment shall be made to the survivor.


     1.6  Buyer shall bear all costs, fees and expenses
involved in the preparation and filing of Registration
Statement, including without limitation, accounting and
auditing fees and expenses, expenses in connection with the
state qualifications specified above, filing fees, legal
counsel fees and expenses and printing expenses.   Seller,
however, shall pay all applicable transfer taxes and brokerage commissions as a result of any sale by Seller.

     1.7 (a) In the event that any of the shares of common stock of Buyer delivered hereunder are issued by means of the Registration Statement, Buyer agrees to indemnify and hold harmless Seller and his heirs, executors, representatives and assigns, (an "Indemnified Person") (from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses, including, without limitation, reasonable legal fees (hereinafter referred to in the singular as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement of a material fact contained in the Registration Statement, or any omission to state therein a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except insofar as such claim is based upon, arises

                                    Page 2
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out of or results from information furnished to Buyer in
writing by Seller for use in connection with the Registration Statement. Also, in that connection, Seller agrees to indemnify and hold harmless Buyer, each of its officers and directors (Buyer, its officers and directors and any such other persons being referred to collectively as "Indemnified Person") from and against any and all claims based upon, arising out of or resulting from any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading to the extent that such claim is based upon, arises out of or results from information furnished to Buyer in writing by Seller for use in connection with the Registration Statement. The indemnification set forth herein shall be in addition to any liability which Buyer or Seller, respectively, may otherwise have to the Indemnified Person.

     (b) Within five (5) days after receiving written notice of any claim in respect of which an Indemnified Person may seek indemnification under subsection 1.7(a) above, such Indemnified Person shall submit notice thereof to Buyer or Seller, as the case may be (sometimes referred
to as an "Indemnifying Person").   The omission of the
Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the Indemnifying Person to reduce such liability was adversely affected by
such omission.   The Indemnified Person and the Indemnifying
Person shall cooperate with, and assist, one another in the defense of any claim and any action, suit or proceeding arising in connection therewith; provided, however, that the Indemnifying Person shall have the right to investigate and defend any claim as the Indemnified Person shall have the right to employ separate counsel and to participate in the defense of any claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying
Person.   No settlement of any claim for indemnification
under this Section 1.7 shall be made without the consent of the Indemnifying Person.


     1.8 At the Closing, Seller will deliver a certificate or certificates representing the Sale Shares duly endorsed so as to transfer title to the Sale Shares to Buyer, free
and clear of all claims and encumbrances.   The Sale Shares
are not registered under the Act. The certificate or certificates representing the Sale Shares delivered to Buyer shall bear on its face the following restrictive legend:

               "No sale, offer to sell or transfer
          of the shares represented by this
          certificate shall be made unless a
          registration statement under the
          Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares."

2.   PUT OPTION.

     (a)  The Buyer hereby grants to Seller a put option
(the "Put") for the consideration of $10.00 to require the Buyer to purchase the remaining issued and outstanding
Acquiree Shares (representing 20% of the currently outstanding common shares). The Put shall be exercisable by Seller at any time after the fifth anniversary of the Closing Date.

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     Within forty-five (45) days after Seller exercises the
Put, Buyer shall purchase the remaining 20% of the Acquired Shares for a purchase price equal to five times 20% of the average EBIT of the Acquiree for the calendar years 2000 and 2001 (the "Put Price"). Notwithstanding the preceding sentence to the contrary, the Put Price shall be at least
$1,000,000.   The Put Price shall be payable to Seller, at
the election of Seller in his sole discretion, in cash and/or shares of common stock of Buyer which shall be subject to the registration rights set forth in Section 9
hereof.   Buyer shall use its best efforts to register such
shares within a reasonable period of time after the exercise of the Put.

     (b)  After the Closing Date, Buyer shall operate
Acquiree as a wholly-owned subsidiary and any earnings
attributable to entities obtained through acquisitions made
by Acquiree or by Buyer on behalf of or for the benefit of
Acquiree after the Closing Date shall be used to calculate
the EBIT of Acquiree for purposes of calculating the Put
Price.   Intercompany charges or management fees (except
reasonable charges for working capital infusions) shall not be factored into the calculation of EBIT of Acquiree for purposes of calculating the Put Price.

3.   REPRESENTATIONS OF SELLER.

Seller hereby represents and warrants, to the extent of the facts known to Seller and Acquiree, that, effective this date and the Closing Date, the representations listed below are true and correct.

     3.1 Seller is the sole owner of the Acquiree Shares which constitute all of the issued and outstanding shares of capital stock of Acquiree; such Acquiree Shares are free from claims, liens or other encumbrances; and Seller has the unqualified right to transfer and dispose of the Acquiree Shares.

     3.2 The Sale Shares constitute validly issued shares of Acquiree fully-paid and nonassessable.

     3.3 Annexed hereto as Exhibit 3.3 is the unaudited financial statements dated September 30, 1996 of the Acquiree. The financial statements in Exhibit 3.3 are substantially correct and complete. The financial statements present fairly the financial condition of Acquiree as of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

     3.4 To the best of Seller's and Acquiree's knowledge, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Acquiree) pending or, threatened against or affecting Acquiree, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of $5,000 in any one case or $10,000 in the aggregate, or which may result in any material adverse change (aside from a monetary adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise), of Acquiree, except as listed and described in Exhibit 3.4 annexed hereto. To the best of Seller's and Acquiree's knowledge, Acquiree is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

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

     3.5 Acquiree has, to its best knowledge, complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware, except where the failure to comply would not cause a material adverse effect to the business and operations of Acquiree.

     3.6 All federal, state and local tax returns required to be filed by Acquiree have been duly filed. Federal income tax returns of Acquiree have been submitted to the Internal Revenue Service ("IRS") for all past fiscal years through the calendar year ended in 1995. All deficiencies proposed by any taxing authority have either been paid or settled or are included in the amounts for accrued taxes shown on the respective balance sheet (part of Exhibit 3.3 annexed hereto).

     3.7 Acquiree and Seller agree that any and all tax deficiencies disclosed on the balance sheet of Acquiree will be paid or settled prior to the Closing Date.

     3.8  Since the date of the balance sheet, dated
September 30, 1996, there has not occurred:

          (i)    any material and adverse change in the
          financial condition or operations of
          Acquiree;

          (ii) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Acquiree;

          (iii)  the creation or attachment of any
          lien against any of the currently issued and distributed common stock of Acquiree;

          (iv)   any waiver, release, discharge,
          transfer, or cancellation by Acquiree of any rights or claims of material value;

          (v)    any issuance by Acquiree of any
          securities, or any merger or consolidation of Acquiree with any other person, or any acquisition by Acquiree of the business of any other person;

          (vi)   any incurrence, assumption or guarantee
          by Acquiree of any indebtedness or liability other than a $150,000 loan or similar distribution to Seller or in the ordinary course of business;

          (vii)  any declaration, setting aside or
          payment by Acquiree of any dividends on, or any other distribution with respect to, any capital stock of Acquiree or any repurchase, redemption, or other acquisition of any capital stock of Acquiree; or

          (viii) (A)  any payment of any bonus,
          profit sharing, pension or similar payment or arrangement or special compensation to any employee of Acquiree, except in the ordinary course of the business of Acquiree, and except for certain weekly payments to Phillip
          Sherman and Lillian Sherman or (B) any
          increase in the compensation payable or to become payable to any employee of Acquiree;

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

     3.9 Except as set forth in Exhibit 3.9 annexed hereto, the execution and carrying out of this Agreement will not conflict with, or result in any breach of any of the terms of any contract, or create a charge or encumbrance upon any of the properties or assets, or outstanding stock of Acquiree or violate the corporate charter, by-law, indenture, mortgage or lease to which Acquiree or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement by Seller or Acquiree will not violate any provision of law.

     3.10 To the best knowledge of Seller and Acquiree, none of the written information and documents which have been or will be furnished by Acquiree or by any representatives of Acquiree to Buyer or any of the representatives of Buyer in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made.

     3.11 The representations and warranties made hereinabove in this Section 3 will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

     3.12 The Acquiree is authorized to issue 2,500 shares
of common stock, no par value, of which 1,000 shares are
issued and outstanding.   Acquiree has only one class of
capital stock and all outstanding shares have been duly
authorized, validly issued and are fully paid and
nonassessable with no personal liability attaching to the
ownership thereof.   There are no outstanding convertible
securities, warrants, options or commitments of any nature which may cause authorized but unissued shares to be issued to any person.

     3.13 Acquiree shall maintain $150,000 of inventory as
of the Closing Date.   From the date of this Agreement
through the Closing Date, Acquiree may dispose of any inventory, in its sole discretion, which is in excess of $150,000.

4.   REPRESENTATIONS BY BUYER.

Buyer warrants and represents, to the extent of the facts known to Buyer, that, effective this date and the Closing
Date, the representations listed below are true and correct.

     4.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

     4.2 The Board of Directors of Buyer have duly approved this Agreement and Buyer has the full power and authority to make, execute, deliver and perform this Agreement and any other instruments and documents required or contemplated hereby and thereby, including but not limited to the issuance of the shares of Buyer's common stock to Seller. Such execution, performance and consummation have been duly authorized by all necessary corporate action on the part of the Buyer.

     4.3 The shares of Buyer's common stock deliverable to Seller pursuant to this Agreement shall be validly issued and outstanding, fully paid and nonassessable.

     4.4  The authorized capital stock of Buyer consists of
Twenty Million (20,000,000) shares of Common Stock, $.001
par value, 4,901,866 of which have been validly issued and
are outstanding.   Annexed hereto as Exhibit 4.4 is a true,
complete and

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
accurate description of all outstanding convertible securities, warrants, options or commitments of any nature for the issuance of any capital stock of Buyer issued to any
person by Buyer.   At the Closing, Buyer shall issue certain
stock options to acquire Buyer's common stock to the persons listed on Exhibit 3.12 of this Agreement. Such options may be exercised at the average closing bid price of the Valuation Dates.

     4.5  Annexed hereto as Exhibit 4.5 is the unaudited
financial statements dated September  30, 1996.    The
financial statements in Exhibit 4.5 are substantially correct and complete and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements present fairly the financial condition of Buyer as of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

     4.6 To the best of Buyer's knowledge, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Buyer) pending or, threatened against or affecting Buyer, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of $5,000 in any one case or $10,000 in the aggregate, or which may result in any material adverse change aside from a monetary adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise, of Buyer, except in each as listed and described in Exhibit 4.6 annexed hereto. To the best of Buyer's knowledge, Buyer is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     4.7 Buyer has complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware except where the failure to comply would not cause a material adverse effect to the business and operations of Buyer.

     4.8 All federal, state and local tax returns required to be filed by Buyer have been duly filed. Federal income tax returns of Buyer have been submitted to the IRS for all past fiscal years through the fiscal year ended in 1995.
All deficiencies proposed by any taxing authority have either been paid or settled or are included in the amounts for accrued taxes shown on the respective balance (part of Exhibit 4.5 annexed hereto).

     4.9  Since the date of the balance sheet, dated
September 30, 1996, there has not occurred:

          (i)    any material and adverse change in the
          financial condition or operations of Buyer;

          (ii) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Buyer;

          (iii)  the creation or attachment of any
          lien against the issued and outstanding
          common stock of Buyer;

          (iv)   any waiver, release, discharge,
          transfer, or cancellation by Buyer of any rights or claims of material value;

          (v) any issuance by Buyer of any securities, or any merger or consolidation of Buyer with any other person, or any acquisition by Buyer of the business of any other person;

          (vi)   any incurrence, assumption or guarantee
          by Buyer of any indebtedness or liability, except in the ordinary course of business;

          (vii)  any declaration, setting aside or
          payment by Buyer of any dividends on, or any other distribution with respect to, any capital stock of Buyer or any repurchase, redemption, or other acquisition of any capital stock of Buyer;

          (viii) (A)  any payment of any bonus,
          profit sharing, pension or similar payment or arrangement or special compensation to any employee of Buyer, except in the ordinary course of the administration of Buyer, or (B) any increase in the compensation payable or to become payable to any employee of Buyer;
          or

     4.10 Except as set forth in the documents listed or referred to in Exhibits hereto, the execution and carrying out of this Agreement will not conflict with, or result in any breach of any of the terms of any contract, or create a charge or encumbrance upon any of the properties or assets, or outstanding stock of Buyer or violate the corporate charter, by-law, indenture, mortgage or lease to which Buyer or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement by Buyer will not violate any provision of law.

     4.11 None of the written information and documents which have been or will be furnished by Buyer or by any representatives of Buyer to Seller or any of the representatives of Seller in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made..

     4.12 The representations and warranties made hereinabove in this Section 4 will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

     4.13 Buyer is fully aware of the condition and prospects, financial and otherwise, of the Acquiree, having been supplied with such financial and other data relating to the Acquiree as Buyer considered necessary and advisable to enable it to form a decision concerning the purchase herein provided.

     4.14 Buyer is fully aware that the Sale Shares, when delivered, will not have been registered under the Act; that accordingly no sale, offer to sell or transfer of the Sale Shares shall be made unless a registration statement under the Act with respect to the Sale Shares is then in effect or an exemption from the registration requirements of the Act is then in fact applicable to the Sale Shares or, in the opinion of Acquiree's counsel, registration is not required.

     4.15 Buyer has been fully advised by Seller that Seller will sell the Sale Shares to Buyer without registration under the Act on the basis of the statutory exemption in
Section 4(2) of the Act relating to transactions not involving a public offering and that Seller's reliance upon the statutory exemption is based in large part upon Buyers representations made in this Agreement.

     4.16 Buyer is acquiring the Sale Shares for investment for its own account and not with a view to resell or
otherwise distribute the Sale Shares.   In making the
foregoing representations, Buyer understands that, in the view of the Securities and Exchange Commission, the statutory exemption under Section 4(2) would not be available if, notwithstanding Buyer's representations, it had in mind merely acquiring the Sale Shares for resale upon the occurrence or nonoccurrence of some predetermined event.

     4.17 Buyer has the full right, power and authority to purchase the Sale Shares in accordance with the terms of this Agreement and otherwise to consummate and close the transaction provided for in this Agreement in the manner and upon the terms herein specified.

     4.18 Buyer is acquiring the Sale Shares for the purpose of controlling Acquiree.

     4.19 Buyer is subject to the reporting requirements
of Section 13 or 15(d) of the Securities Exchange Act of
1934 (the "Exchange Act").   Buyer has filed or will file
all reports required to be filed under the Exchange Act
during the twelve months preceding the Closing Date and for
such period that Seller holds such restricted common stock
of Buyer.   Buyer has provided copies of all such documents
to Seller and all statements contained in such documents were true and correct at the time each such documents was filed with the Commission.

     4.20 After the Closing Date, Buyer shall cause the
Board of Directors of Acquiree to consist of Seller, Edward
Cummings and Garrett Sullivan until such time as Seller exercises the Put.

     4.21 After the Closing Date, Buyer shall use its best efforts to cause Seller to be named to the Board of Directors of Buyer.

5.   CLOSING DATE.

     The Closing Date herein referred to shall occur on November 13, 1996 and the Closing shall take place at such
place as the parties hereto may mutually agree upon.   At
the Closing, Buyer will be provided with and accept delivery of the Sale Shares, and in connection therewith, will make payment to Seller of the Price in accordance with Section
1.2. Certain closing documents may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto.

6.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

     6.1 The negotiation and execution of employment agreements with Seller and Edward Cummings on terms and conditions agreeable to the parties thereto providing for a base salary, benefits and mutually agreed incentive compensation based on performance measures.

     6.2 The representations and warranties by Buyer contained in this Agreement or in any certificate or document delivered to Seller pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time and Buyer shall deliver to Seller at Closing a certificate signed by an executive officer of Buyer certifying to such matters.

     6.3 Buyer shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing including the payment of the Price in accordance with the terms hereof.

     6.4  Seller shall have obtained the resignations of all
present officers and directors except Seller and Edward
Cummings.
 .
     6.5 All instruments and documents delivered to Seller pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Seller.

     6.6 All guarantees of Seller for the benefit of Acquiree with respect to certain corporate indebtedness of Acquiree shall be released or if not released within a reasonable amount of time after the Closing, Buyer shall indemnify and hold harmless Seller in against any and all liabilities in connection with such guarantees.

7.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to the or at the Closing on the Closing Date, of each of the following conditions:

     7.1 Buyer shall be afforded the opportunity to have discussion with suppliers and customers of the Acquiree, with the understanding that all discussions and communications with such suppliers and customers will be with the consent and cooperation of the Acquiree.


     7.2 The representations and warranties by Seller contained in this Agreement or in any certificate or document delivered to Buyer pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

     7.3 Acquiree shall have prepared and filed all governmental, tax or related returns and reports due or required to be filed and have arranged for payment of all taxes or assessments which have become due as of Closing.

     7.4 Acquiree and Seller shall have performed and complied with all other covenants, agreement and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

8.   DOCUMENTS AT CLOSING.

At the Closing, the following transactions shall occur, all of such transaction being deemed to occur simultaneously:

     8.1 Seller and Acquiree, as the case may be, will deliver, or cause to be delivered, to Buyer the following:

          a. stock certificates for the Sale Shares, duly endorsed in blank.

          b. all records of Acquiree, including without limitation such books and records, charter documents, stock transfer book and New Jersey certificate of good standing, as may reasonably be available to Seller and requested by Buyer.

          c.   such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement;


     8.2 Buyer will deliver, or cause to be delivered to Seller the following:

     (a) Stock certificates representing Buyer's common stock issuable to the Seller pursuant to Section 1.2(a) hereof.

     (b) Executed employment agreements between Buyer and each of Seller and Edward Cummings.

     (c) A certificate of good standing from the State of Missouri and a Secretary's Certificate of Buyer certifying as true and correct a copy of Board of Directors resolutions authorizing the execution, delivery and performance of this Agreement and the related transactions.

     (d) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

9.   REGISTRATION RIGHTS

     9.1 Whenever the Buyer proposes to register any of its securities under the Act and the registration form to be used may be used for the registration of the securities issued to Seller pursuant to Section 1.2(b) and 2(a) (the "Registerable Securities"), the Buyer will give prompt written notice (in any event within three business days after receipt of notice of any exercise of demand registration rights from any other person) to the Seller of its intention to effect such a registration and will include in such registration all Registerable Securities with respect to which the Buyer has received written request for inclusion within fifteen days after the receipt of the Buyer's notice.

     9.2 All costs and expenses associated with the registration of the Registerable Securities will be paid by the Buyer.

     9.3 If the registration described in this Section 9 is an underwritten primary registration on behalf of the Buyer, and the managing underwriters advise the Buyer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range that is acceptable to the Buyer, the Buyer will include in such registration (a) first, on a prorata basis, the securities the Buyer proposes to sell and the Registerable Securities requested to be included in such registration, and (b) secondly, other securities requested to be included in such registration.

     9.4 If the registration described in this Section 9 is an underwritten secondary registration on behalf of holders of the Buyer's securities, and the managing underwriters advise the company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the company will include in such registration
(a) first, the securities requested to be included therein by the holders requesting such registration and the Registerable Securities requested to be included in such registration, and (b) second, other securities requested to be included in such registration.

10.  ADJUSTMENTS TO THE PRICE AND PUT PRICE.

     In case at anytime prior to the effective date of the Registration Statement, Buyer shall in any manner issue stock or grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, common stock of the Buyer or any stock or security convertible into or exchangeable for common stock of the Buyer (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Buyer's common stock is sold, issuable upon the exercise of such Options or upon the conversion or exchange or such Convertible Securities shall be less than the public offering price of the Buyer's common stock issuable to Seller pursuant to the Registration Statement then the total number of shares of Buyer's common stock issuable to the Seller pursuant to Section 1.2(a) in the Registration Statement shall be increased to an amount equal to (i) $3,200,000 divided by (ii) the lowest price per share of Buyer's common stock offered to third parties which are sold, issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

11.  MISCELLANEOUS

     11.1 The respective representations of Seller and Buyer contained herein or in any certificates delivered prior to or at Closing shall survive for a period of one year from the Closing Date except that this Section 11.1 shall not affect the validity of Section 2 hereof in any way.

     11.2 Further Assurances.   At any time, and from time
to time, after the effective date of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     11.3 Waiver.   Any failure on the part of any party
hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     11.4 Arbitration.   Any and all disputes and
differences between or among the parties with respect to the construction or performance of the terms of this Agreement which cannot be resolved amicably shall be resolved by arbitration before the American Arbitration Association in accordance with its rules then obtaining sitting in New Jersey.

     11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or if sent by prepaid first class registered or certified mail, return receipt requested, fax or recognized courier then upon receipt thereof to the following addresses:

To Seller:

     Marc Sherman
     c/o Universal Commodities Corp.
     2047 Route 130 North
     Burlington, NJ 08016

with copies to:

     David S. Antzis, Esquire
     Saul, Ewing, Remick and Saul
     1055 Westlakes Drive, Suite 150
     Berwyn, Pennsylvania 19312

To Acquiree:

     Universal Commodities Corp.
     2047 Route 130 North
     Burlington, NJ 08016

To Buyer:

     Applied Cellular Technology, Inc.
     Nixa Professional Center
     Hwy 160 & CC
     Suite 3
     Nixa, Missouri 65714

with copies to:

     Jody M. Walker
     Attorney At Law
     7841 South Garfield Way
     Littleton, Colorado 80122

     11.6 Headings.   The section and subsection headings in
this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.8  Governing Law.   This Agreement shall be governed
by the laws of the State of New Jersey.

     11.9  Binding Effect.   This Agreement shall be binding
upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     11.10 Entire Agreement.   This Agreement is the
entire agreement of the parties covering everything agreed
upon or understood in the transaction.   There are no oral
promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

     11.11 Severability.   If any part of this Agreement
is deemed to be unenforceable the balance of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


SELLER:


/s/ Marc Sherman
------------------------------
Marc Sherman



ACQUIREE:

Universal Commodities Corp.


/s/ Marc Sherman
------------------------------
By: President



BUYER:

Applied Cellular Technology, Inc.


/s/ Garrett A. Sullivan
------------------------------
By: